Exhibit 99.1

Athenex Announces Entry into Agreement to Sell its China API Business to TiHe Capital (Bejing) Co., Ltd.

•	Expected sale proceeds of approximately $19.0 million

•	Company continues to monetize non-core assets to extend cash runway

•	Proceeds from the deal will be used to pay down debt and fund operations

Buffalo, N.Y., July 11, 2022 (GLOBE NEWSWIRE) – Athenex, Inc., (NASDAQ: ATNX), a global biopharmaceutical company dedicated to the discovery, development, and commercialization of novel therapies for the treatment of cancer and related conditions, today announced that Athenex and certain affiliates have entered into an agreement to sell all of its equity interests in its China subsidiaries, which are primarily engaged in Active Pharmaceutical Ingredient (API) manufacturing operations, to TiHe Capital (Beijing) Co., Ltd. for RMB 124.4 million, or approximately $19.0 million. Athenex will receive at least 70% of the proceeds at Closing, followed by 20% within three months after the Closing Date, and the remaining balance within six months after the Closing Date. Proceeds from the transaction will be used in part toward repaying existing debt and operating the business. The deal is subject to customary closing conditions, including obtaining certain regulatory approvals in China. Athenex and TiHe also plan to enter into a long-term supply agreement for the manufacture and supply of certain API products.

“Following the sale of our Dunkirk facility, as well as the sale of our U.S. and European tirbanibulin royalty and milestone interests, the Athenex team continues to execute on our strategy to monetize our non-core assets, bolster our balance sheet, extend our cash runway, and focus on our potential best-in-class NKT cell therapy program,” said Dr. Johnson Lau, Chief Executive Officer of Athenex. “We continue to look to identify additional opportunities to deliver on those plans.”

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical-stage biopharmaceutical company dedicated to becoming a leader in the discovery, development, and commercialization of next generation cell therapy drugs for the treatment of cancer. In pursuit of this mission, Athenex leverages years of experience in research and development, clinical trials, regulatory standards, and manufacturing. The Company’s current clinical pipeline is derived mainly from the following core technologies: (1) Cell therapy, based on NKT cells and (2) Orascovery, based on a P-glycoprotein inhibitor. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active, accessible and tolerable treatments. For more information, please visit www.athenex.com.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. These forward-looking statements are typically identified by terms such as “continue,” “could,” “expect,” “intend,” “look forward,” “may,” “potential,” “will,” and similar expressions. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our ability to complete the sale of our equity interests in our China subsidiaries; our history of operating losses and the substantial doubt about our ability to continue as a going concern; our strategic pivot to focus on our cell therapy platform and our plan to dispose of non-core assets; our ability to obtain financing to fund operations, successfully redirect our resources and reduce our operating expenses; our ability to refinance, extend or repay our substantial indebtedness owed to our senior secured lender; the development stage of our primary clinical candidates, including NKT Cell Therapy and related risks involved in drug development, clinical trials, regulation, uncertainties around regulatory reviews and approvals; the preclinical and clinical results for Athenex’s drug candidates, which may not support further development of such drug candidates; the Company’s ability to successfully demonstrate the safety and efficacy of its drug candidates and gain approval of its drug candidates on a timely basis, if at all; the uncertainty of ongoing legal proceedings; risks related to our ability to successfully integrate the business of Kuur Therapeutics into our existing businesses, including uncertainties associated with maintaining relationships with customers, vendors, and employees, as well as differences in operations, cultures, and management philosophies that may delay successful integration and our ability to support the added cost burden of Kuur’s business; risks related to counterparty performance, including our reliance on third parties for success in certain areas of Athenex’s business; risks and uncertainties inherent in litigation, including purported stockholder class actions; the impact of the COVID-19 pandemic and other macroeconomic factors, such as the war in Ukraine, and their ongoing impact on our operations, supply chain, cash flow, and financial condition; competition; intellectual property risks; risks relating to doing business internationally and in China; the risk of development, operational delays, production slowdowns or stoppages or other interruptions at our manufacturing facility as well as our ability to find alternative sources of supply to meet our obligations and requirements; the risk that our common stock will be delisted from the Nasdaq Global Market if we are unable to regain compliance with its continued listing standards, and the other risk factors set forth from time to time in our SEC filings, copies of which are available for free in the Investor Relations section of our website at http://ir.athenex.com/phoenix.zhtml?c=254495&p=irol-sec or upon request from our Investor Relations Department. All information provided in this release is as of the date hereof, and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

Athenex Contacts

Investor Relations

Daniel Lang, MD

Athenex, Inc.

E-mail: danlang@athenex.com

Caileigh Dougherty

Athenex, Inc.

E-mail: cdougherty@athenex.com